SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                  June 2, 2003
                                  Date of Report
                         ---------------------------------
                         (Date of Earliest Event Reported)


                           QUINTEK TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)


                             537 CONSTITUTION AVENUE
                                     SUITE B
                           CAMARILLO, CALIFORNI 93012
                    ----------------------------------------
                    (Address of Principal Executive Offices)


                                   (805) 383-3914
                           -------------------------------
                           (Registrant's Telephone Number)

       CALIFORNIA                       0-29719                  77-0505346
----------------------------      ----------------        -------------------
(State or other jurisdiction      (Commission File          (IRS Employer
     of incorporation)                Number)             Identification No.)

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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

         On June 2, 2003, Kazi Management VI, LLC ("KMVI") and Quintek Technologies, Inc. ("Quintek") entered into a Purchase Financing Agreement ("Agreement"). KMVI agreed to purchase equipment purchase orders ("Qualified Purchase Orders", as hereinafter defined) in varying amounts from Quintek from time to time during the period starting with the date of the Agreement up to but not including June 2, 2005 ("Termination Date") in an aggregate principal amount up to but not to exceed a total of $4,800,000 over the two year term of the Agreement. KMVI agrees to purchase up to Two Hundred Thousand Dollars ($200,000) of Qualified Purchase Orders in any given month throughout the two (2) year term of the Agreement. KMVI will not be required to hold more than Two Hundred Thousand Dollars of outstanding Qualified Purchase Orders at any time.

         A purchase order is a Qualified Purchase Order if it is received from a profitable end user customer corporation (or other entity) of Quintek with over Ten Million Dollars ($10,000,000) in annual revenues or a profitable dealer customer with over Three Million Dollars ($3,000,000) in annual revenues.

         Perfected Purchase Orders (defined as Qualified Purchase Orders delivered to and accepted by customer) shall be purchased by the KMVI at three percent (3%) discount to KMVI, or ninety seven percent (97%) of face value. Non-Perfected Purchase Orders (defined as Qualified Purchase Orders not yet shipped to customers) will be purchased by KMVI at ten percent (10%) discount to KMVI, or ninety percent (90%) of face value.

         KMVI agrees to pay Quintek the purchase order sale price as determined by paragraph 1.03 above, and Quintek shall have received said funds in its account, within three (3) days of Quintek presenting a Qualified Purchase Order to KMVI or KMVI 's designated representative.

         KMVI shall have the right to reject Qualified Purchase Orders presented by Quintek on the following grounds: KMVI has good reason to doubt Qualified Purchase Order status or financial solvency of customer; poor payment history of customer; or KMVI has inventory of more than Two Hundred Thousand Dollars ($200,000) of outstanding and unpaid purchase orders from Quintek's customers. In the event of rejection of a Qualified Purchase Order, KMVI will notify Quintek in writing of said rejection and reason(s) therefore within three (3) days of initial presentation of a Qualified Purchase Order by Quintek.

         Quintek will pay KMVI a late payment fee as follows: (a) Perfected Purchase Orders not paid by customer to KMVI within 30 days of purchase: Quintek will pay KMVI a late payment fee equal to Three Percent (3%) per month of the discounted purchase order sale price paid by KMVI. (b)Non-Perfected Purchase Orders not paid by customer to KMVI within 60 days of purchase: Quintek will pay KMVI a late payment fee equal to Five Percent (5%) per month of the discounted purchase order sale price paid by KMVI. Late payment fees may be paid in cash or Quintek's common stock at the option of the Investor. If paid in common stock, the price of the common stock will be based on a fifty percent (50%) discount to the closing bid price of the common stock on the OTC Bulletin Board at either time of payment, at the option of the investor.

         As an inducement for executing the Agreement Quintek shall issue to the KMVI a warrant to purchase One Million Five Hundred Thousand (1,500,000) shares of Quintek common stock at the average closing price of Quintek common stock on the OTC Bulletin Board for the 90 days prior to the execution of this Agreement. The Warrant shall be exercisable for 5 years and shall have standard piggyback registration rights.
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         KMVI  will  receive  additional  warrants  ("Additional  Warrants")  to purchase two (2) shares of common stock of the Seller for each dollar of Qualified Purchase Orders purchased and paid for by KMVI. Calculation of the amount of Additional Warrants due KMVI shall be based on the price paid for Purchase Orders by KMVI. Additional Warrants will be exercisable for five (5) years at an exercise price equal to the average closing price of Quintek's common stock on the OTC Bulletin Board for the 90 days prior to the closing of the Purchase Order transaction they represent or a fifty percent (50%) discount to the closing price of Quintek's common stock on the OTC Bulletin Board at the day of the closing of the transaction they represent, at the option of KMVI. Additional Warrants shall have standard piggyback registration.

         If KMVI, without adequate reason, does not fund Qualified Purchase Orders and/or does not timely respond to Quintek's request for funding, Quintek shall have the right to cancel the Warrant described above given to KMVI as an inducement for executing this Agreement.

         KMVI shall have the right to one (1) demand registration of the common stock underlying the Warrant and Additional Warrants accruing to KMVI pursuant to this Agreement after KMVI has purchased and paid Quintek for $2,400,000 of Qualified Purchase Orders from Quintek. KMVI shall have the right to an additional one (1) demand registration of the common stock underlying the Warrant and Additional Warrants accruing to KMVI pursuant to the Agreement after KMVI has purchased and paid Quintek for an additional $2,400,000 (for a total of $4,800,000) of Qualified Purchase Orders from Quintek.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)  Exhibits.

                     Exhibit 10.1 Purchase Order Financing Agreement dated June 2, 2003 between Kazi Management VI, LLC and Quintek Technologies, Inc.

                     Exhibit 99.1    Press Release Dated June 10, 2003.

THE REGISTRANT UNDERTAKES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST A COPY OF ANY EXHIBIT OR SCHEDULE TO THE PURCHASE ORDER FINANCING AGREEMENT.

                                SIGNATURES
                                ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    QUINTEK TECHNOLOGIES, INC.


                                    BY: /s/ ROBERT STEELE, PRESIDENT
                                       -----------------------------------

DATE: June 30, 2003

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